EXHIBIT 99.1

                           ORGANIC FOOD PRODUCTS, INC.
          PROXY SOLICITED BY THE BOARD OF DIRECTORS [RULE 14a-4(a)(1)]
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                              TO BE HELD ON [DATE]


     The undersigned hereby appoints John Battendieri and Richard R. Bacigalupi and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Organic Food Products, Inc. which the undersigned may be entitled to vote at the Special Meeting of Shareholders of Organic Food Products, Inc. to be held at the Organic Food Products corporate offices at 550 Monterey Road, Morgan Hill, California 95037 on [DAY OF WEEK], [DATE] at [TIME OF DAY] (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.

PROPOSAL  1:      To  approve   the   Agreement   and  Plan  of  Merger  and
                  Reorganization,  dated as of May 14, 1999,  by and between the
                  Company   and  Organic   Ingredients,   Inc.,   a   California
                  corporation,  providing for the merger of Organic  Ingredients with and into the Company,  with the Company as the  surviving
                  corporation.   As  a  result  of  the  merger   with   Organic
                  Ingredients, each outstanding share of the common stock, without par value per share, of Organic Ingredients would be converted into the right to receive 39.5 shares of the common stock, without par value, of the Company.

         |_|    FOR             |_|   AGAINST                  |_|     ABSTAIN

PROPOSAL  2:      To  approve   the   Agreement   and  Plan  of   Merger  and
                  Reorganization, dated as of May 14, 1999, by and between the Company and Spectrum Naturals, Inc., a California corporation, providing for the merger of Spectrum with and into the Company, with the Company as the surviving corporation. As a result of the Spectrum merger, each outstanding share of the common stock, without par value per share, of Spectrum would be converted into the right to receive 4,669.53 shares of the common stock, without par value, of the Company.

         |_|    FOR             |_|   AGAINST                  |_|     ABSTAIN

PROPOSAL  3:      To approve an  amendment to  and  restatement of the Company's
                  Articles of Incorporation to increase the authorized number of shares of Common Stock from 20,000,000 to 100,000,000 shares and to change the name of the Company to "Spectrum Organic
                  Products, Inc."

         |_|    FOR             |_|   AGAINST                  |_|     ABSTAIN

PROPOSAL  4:      To approve an amendment  to and  restatement  of the Company's
                  1995 Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan from 625,000 shares to 4,500,000 shares.

         |_|    FOR             |_|   AGAINST                  |_|     ABSTAIN

DATED
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                                                   SIGNATURE(S)



                                   Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.



Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.